As filed with the Securities and Exchange Commission on September 15, 2017

Registration No. 333-65879

Registration No. 333-69007

Registration No. 333-34508

Registration No. 333-112088

Registration No. 333-123886

Registration No. 333-123888

Registration No. 333-186763

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-65879

FORM S-8 REGISTRATION STATEMENT NO. 333-69007

FORM S-8 REGISTRATION STATEMENT NO. 333-34508

FORM S-8 REGISTRATION STATEMENT NO. 333-112088

FORM S-8 REGISTRATION STATEMENT NO. 333-123886

FORM S-8 REGISTRATION STATEMENT NO. 333-123888

FORM S-8 REGISTRATION STATEMENT NO. 333-186763

UNDER

THE SECURITIES ACT OF 1933

CDI CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2394430
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1735 Market Street, Suite 200

Philadelphia, Pennsylvania 19103

(Address of Principal Executive Offices) (Zip Code)

CDI Corporation 401(k) Savings Plan

CDI Corp. 1998 Non-Qualified Stock Option Plan

CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors

CDI Corp. 2004 Omnibus Stock Plan

CDI Corp. Amended and Restated 2004 Omnibus Stock Plan

(Full Title of the Plans)

Brian D. Short

Executive Vice President, Chief Administrative Officer and General Counsel

CDI Corp.

1735 Market Street, Suite 200

Philadelphia, Pennsylvania 19103

(Name and address of agent for service)

(215) 569-2200

(Telephone number, including area code, of agent for service)

Copies to:

Martin Nussbaum, Esq.

Ian Hartman, Esq.

Dechert LLP

1095 Avenue of the Americas

New York, New York 10036

(212) 698-3500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of CDI Corp., a Pennsylvania corporation (the “Registrant”), filed by the Registrant with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-65879, filed with the SEC on October 19, 1998, registering the issuance of 500,000 shares of common stock, par value $0.10 per share, of the Registrant (“Common Stock”) issuable under the CDI Corporation 401(k) Savings Plan;

•	Registration Statement No. 333-69007, filed with the SEC on December 16, 1998, registering the issuance of 1,600,000 shares of Common Stock issuable under the CDI Corp. 1998 Non-Qualified Stock Option Plan;

•	Registration Statement No. 333-34508, filed with the SEC on April 11, 2000, registering the issuance of 100,000 shares of Common Stock issuable under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors;

•	Registration Statement No. 333-112088, filed with the SEC on January 22, 2004, registering the issuance of 35,000 shares of Common Stock issuable under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors;

•	Registration Statement No. 333-123886, filed with the SEC on April 6, 2005, registering the issuance of 240,000 shares of Common Stock issuable under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors;

•	Registration Statement No. 333-123888, filed with the SEC on April 6, 2005, registering the issuance of 1,437,111 shares of Common Stock issuable under the CDI Corp. 2004 Omnibus Stock Plan; and

•	Registration Statement No. 333-186763, filed with the SEC on February 20, 2013, registering the issuance of 967,205 shares of Common Stock issuable under the CDI Corp. 2004 Amended and Restated Omnibus Stock Plan and 51,895 shares of Common Stock under the CDI Corp. Stock Purchase Plan for Management Employees and Non-Employee Directors.

On September 13, 2017, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 31, 2017, by and among the Registrant, Nova Intermediate Parent, LLC, a Delaware limited liability company (“Parent”), and Nova Merger Sub, Inc., a Pennsylvania corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all of such securities of the Registrant registered but unsold under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on September 15, 2017.

CDI CORP. (Registrant)

By:	/s/ Michael S. Castleman
Michael S. Castleman President and Chief Executive Officer (principal executive officer)

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.